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                                                                     Exhibit 4.1

                          LIMITED GUARANTEE AGREEMENT

     This Limited Guarantee Agreement, dated as of September 1, 1994, is executed by and among Green Tree Financial Corporation (the "Company"), as limited guarantor, and First Bank National Association, as Trustee on behalf of the Class B-2 Certificateholders (together with its permitted successors under the Pooling and Servicing Agreement referred to below, the "Trustee").

     The Company has previously entered into a Pooling and Servicing Agreement dated as of December 1, 1993 (the "Pooling and Servicing Agreement") between the Company, as seller and servicer, and the Trustee, as trustee, pursuant to which the Certificates, including the Class B-2 Certificates, were issued. The Class B-2 Certificates were publicly offered and sold in December 1993, but have since been acquired by the Company.

     In order to facilitate the resale of the Class B-2 Certificates, the Company is now entering into this Agreement.

     SECTION 1.  Definitions.  All capitalized terms not otherwise defined
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herein shall have the meanings assigned to them in the Pooling and Servicing
Agreement.  The following terms have the following meanings:

     "Guarantee Payment" means, (a) as to any Remittance Date other than the Final Remittance Date, the amount, if any, by which (i) the Class B-2 Formula Distribution Amount for such Remittance Date exceeds (ii) the Class B-2 Distribution Amount for such Remittance Date, or (b) in the case of a distribution on the Final Remittance Date pursuant to the exercise by the Company or the Servicer of the right to purchase all of the assets of the Trust pursuant to Section 12.03 of the Pooling and Servicing Agreement, the amount, if any, by which (i) the Class B-2 Principal Balance (after giving effect to the distribution made on the Remittance Date next preceding the Final Remittance
Date) plus one month's interest thereon at the Class B-2 Remittance Rate and any Unpaid Class B-2 Interest Shortfall exceeds (ii) the amount distributable to the Class B-2 Certificateholders on the Final Remittance Date.

     SECTION 2.  Representations and Warranties of the Company.  The Company
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represents and warrants that:

     a.  Organization and Good Standing.  The Company is a corporation duly
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organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate power to own its assets and to transact the business in which it is currently engaged. The Company is duly qualified to do business as a foreign corporation and is in good standing in each
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jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on its business, properties, assets, or condition (financial or other).

     b.  Authorization; Binding Obligation.  The Company has the power and
         ---------------------------------
authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated under the Agreement, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute its legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies.

     c.  No Consent Required.  The Company is not required to obtain the consent
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of any other party or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

     d.  No Violations.  The execution, delivery and performance of this
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Agreement by the Company will not violate any provision of any existing law or regulation or any order or decree of any court or its Articles of Incorporation or Bylaws, or constitute a material breach of any mortgage, indenture, contract or other agreement to which it is a party or by which it may be bound.

     e.  Litigation.  No litigation or administrative proceeding of or before
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any court, tribunal or governmental body is currently pending, or to its knowledge threatened, against the Company or any of its properties or with respect to this Agreement or the Certificates which (i) if adversely determined, would have a material adverse effect on the transactions contemplated by this Agreement or (ii) is likely to have a material adverse effect on its financial condition or business prospects.

     SECTION 3.  Guarantee Payments.
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     a.  On each Determination Date the Servicer shall determine the Guarantee
Payment, if any. No later than 10:00 a.m., St. Paul, Minnesota time on any Determination Date on which the Servicer has determined that the Guarantee Payment is greater than zero, the Servicer shall deliver to the Company, with a copy to the Trustee, a written demand that the Company pay the Guarantee Payment. Such written demand may be included as part of the Monthly Report generated by the Servicer pursuant to Section 6.01 of the Pooling and Servicing Agreement. The

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Company shall pay such Guarantee Payment into the Certificate Account not later than 11:00 a.m., St. Paul, Minnesota time on the third Business Day prior to the Remittance Date. The Trustee shall distribute such Guarantee Payment to the Class B-2 Certificateholders on such Remittance Date.

     b. The obligations of the Company under the Limited Guarantee shall not terminate upon, or otherwise be affected by, a Service Transfer pursuant to
Article VII of the Pooling and Servicing Agreement. The obligations of the Company to provide the Limited Guarantee under this Agreement shall terminate on the date on which the Class B-2 Principal Balance is reduced to zero on account of distributions actually made and all amounts distributable to the Class B-2 Certificateholders on account of interest have been paid. The obligations of the Company under the Limited Guarantee shall be unconditional and irrevocable. The Trustee shall promptly notify Moody's and Fitch of any failure of the Company in whole or in part to make a Guarantee Payment due hereunder.

     c. The obligations of the Company under the Limited Guarantee shall not be deemed property of the Trust or the REMIC.

     SECTION 4.  Merger or Consolidation of the Company.  The Company shall keep
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in full effect its existence, rights and franchises as a corporation and shall obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement.

     Any person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to all or substantially all of the business of the Company shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

     SECTION 5.  Amendment.  This Agreement may be amended from time to time by
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the Company and the Trustee, without the consent of any Class B-2
Certificateholder, to correct manifest error, to cure any ambiguity, to correct or supplement any provisions herein, as the case may be, or to add any other provisions with respect to matters or questions arising under this Agreement which shall not be inconsistent with the provisions of this Agreement; provided, however, that such action shall not, as evidenced by an Opinion of Counsel for the Company, adversely affect in any material respect the interests of any Class B-2 Certificateholder.

     This Agreement may also be amended from time to time by the Company and the Trustee with the consent of Holders of Class B-2 Certificates

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evidencing Percentage Interests aggregating 51% or more, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Class B-2 Certificateholders; provided, however, that no such amendment shall
(a) reduce in any manner the amount of, or delay the timing of, payments required to be made by the Company under this Agreement, or (b) reduce the aforesaid percentage required to consent to any such amendment, without the consent of the Holders of all Class B-2 Certificates then outstanding.

     The Company shall provide notice of any amendment of this Agreement to Moody's and Fitch.

     SECTION 6.  Notices.  All communications and notices pursuant hereto shall
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be in writing and delivered or mailed to it at the appropriate following address:

        If to the Company:

                Green Tree Financial Corporation
                1100 Landmark Towers
                345 St. Peter Street
                St. Paul, Minnesota 55102-1639
                Attention:  Chief Financial Officer

        If to the Trustee:

                First Bank National Association
                Corporate Trust Department
                180 East Fifth Street
                St. Paul, Minnesota 55101
                Attention:

        If to Moody's:

                Moody's Investors Service, Inc.
                ABS Monitoring Department
                99 Church Street
                New York, New York 10007

        If to Fitch:

                Fitch Investors Service, Inc.
                One State Street Plaza
                New York, New York 10004

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or at such other address as the party may designate by notice to the other parties hereto, which notice shall be effective when received.

     All communications and notices pursuant hereto to a Class B-2 Certificateholder shall be in writing and delivered or mailed at the address shown in the Certificate Register.

     SECTION 7.  Merger and Integration.  Except as specifically stated
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otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived, or supplemented except as provided herein.

     SECTION 8.  Benefit of the Agreement.  This Agreement shall be binding upon
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the parties hereto and their permitted successors and shall be for the direct benefit of each present and future Class B-2 Certificateholder without any further action on the part of any such Class B-2 Certificateholder.

     SECTION 9.  Headings.  The headings herein are for purposes of reference
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only and shall not otherwise affect the meaning or interpretation of any provision hereof.

     SECTION 10.  Governing Law.  This Agreement shall be governed by, and
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construed and enforced in accordance with, the laws of the State of Minnesota.

     SECTION 11.  Counterparts.  This Agreement may be executed in two or more
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counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the Company and the Trustee have caused their names to be signed hereto as of the date above first written by their respective, duly authorized officers.


                                   GREEN TREE FINANCIAL CORPORATION


                                   By:
                                          ----------------------------
                                   Name:
                                          ----------------------------
                                   Title:
                                          ----------------------------



                                   FIRST BANK NATIONAL ASSOCIATION


                                   By:
                                          ----------------------------
                                   Name:
                                          ----------------------------
                                   Title:
                                          ----------------------------

                                   By:
                                          ----------------------------
                                   Name:
                                          ----------------------------
                                   Title:
                                          ----------------------------



Acknowledged:

GREEN TREE FINANCIAL CORPORATION
As Servicer under the Pooling and Servicing Agreement


By:
       ----------------------------
Name:
       ----------------------------
Title:
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